Exhibit 99(i)

news release	Great Lakes Chemical Corporation
9025 North River Road, Suite 400
Indianapolis, IN 46240 USA

Telephone: (1) 317 715 3000
Facsimile: (1) 317 715 3060
www.greatlakes.com

FOR IMMEDIATE RELEASE

(Issued September 30, 2004)

GREAT LAKES CHEMICAL SELLS
WIL RESEARCH LABORATORIES TO BEHRMAN CAPITAL

INDIANAPOLIS, INDIANA—Great Lakes Chemical Corporation (NYSE:GLK), a leading producer of specialty chemicals and consumer products, and Behrman Capital, a private equity investment firm based in New York and San Francisco, today announced the sale of Great Lakes’ toxicological services business, WIL Research Laboratories (“WIL”), to Behrman for $105 million in proceeds.

“Divesting WIL Research Laboratories supports the company’s strategy to focus on our core industrial and consumer businesses,” said Great Lakes Chairman and CEO Mark Bulriss. “WIL is a tremendous asset with a highly-skilled team, and this move positions WIL more favorably for growth in the life sciences arena.”

“We are very pleased to acquire WIL Research Laboratories and pleased to begin our work with WIL’s management and employees to bring the company to the next stage in its growth,” said Grant G. Behrman, Managing Partner of Behrman Capital.  “WIL is a clear leader in outsourced safety and toxicological assessment research and services, a space that Behrman Capital knows well from our prior investments in this sector.  We seek to build on the strong foundation that WIL and Great Lakes have established, and look forward to realizing expansion through continued investment in technology and the key products and services that WIL’s clients demand.”

The estimated after tax proceeds, which include the benefits of income tax loss and other credit carryforwards, will approximate $100 million. With this sale, Great Lakes’ management will evaluate the company’s reporting structure. A realignment of Great Lakes’ reportable segments will be announced shortly.

WIL Research Laboratories, which was reported in Great Lakes’ Performance Chemicals segment, provides nonclinical toxicological testing and bioanalytical contract services that provide product safety and toxicological assessment services to the pharmaceutical, chemical, and biotechnology industries.  WIL currently provides nine different types of study capabilities, including general toxicology, developmental & reproductive toxicology, safety pharmacology, and juvenile toxicology.

WIL Research Laboratories was purchased by Great Lakes in 1978. Currently there are 390 employees based at the company’s Ashland, Ohio, facility and no changes are anticipated in employment levels as a result of the transaction.

# # #

Behrman Capital manages approximately $2 billion of private equity capital and focuses on a variety of industries.  Founded in 1991, the firm invests in management buyouts, leveraged buildups and recapitalizations of established growth companies and provides expansion capital to emerging growth companies.  Healthcare services is one of Behrman’s core focus areas, and the firm has multiple holdings in a number of segments within the healthcare arena, including investments in Esoterix and Athena Diagnostics - companies that provide esoteric lab-testing services to specialty physicians and clinical trials support services to pharmaceutical and biotechnology clients.

Great Lakes Chemical Corporation is the world’s leading producer of certain specialty chemicals for such applications as water treatment, household cleaners, flame retardants, polymer stabilizers, fire suppressants, and performance chemicals. The stock of the company is traded on the New York Stock Exchange.

Analyst contact:
Jeff Potrzebowski +1 317 715 3027 / investorinfo@glcc.com

Media contacts:
Wendy Chance +1 317 715 3027 / wchance@glcc.com
David Lilly / Michael Freitag +1 212 421 4800 for Behrman Capital